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Exhibit 99.8

Form of Subscription Agent Agreement
Roles and Responsibilities of Rigel Pharmaceuticals, Inc. and Wells Fargo Bank Minnesota, N.A.

        This Agreement (this "Agreement") is made and entered into as of June    , 2003 by and between RIGEL PHARMACEUTICALS, INC. (the "Company"), and WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION ("Wells Fargo").

        WHEREAS the Company intends to distribute to each person that held of record shares of common stock of the Company, par value $0.001 per share (the "Common Stock"), as of April 29, 2003 (the "Record Date"), one right ("Right") to purchase    of a share of Common Stock for each share of Company Common Stock held (the "Rights Offering");

        WHEREAS, although the Company expects to effect a reverse stock split after approval of the reverse stock split at the annual meeting of stockholders of the Company on June 20, 2003, all relevant numbers in this Agreement are on a pre-split basis;

        WHEREAS the Company requires the services of a subscription agent in connection with the Rights Offering; and

        WHEREAS the Company desires that Wells Fargo act as its subscription agent for the purpose of effecting the distribution of Rights to the holders of its Common Stock as of the Record Date pursuant to the terms of the Prospectus dated June 26, 2003 (the "Prospectus");

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

  1.
  Rights Offering. The Company is offering to the holders of shares of its Common Stock on the Record Date Rights to subscribe for shares of Common Stock. Rights shall cease to be exercisable at 5:00 p.m., Central Daylight time ("CDT"), on July 24, 2003 or such later date on which the Company notifies Wells Fargo orally and confirms in writing (the "Expiration Date"). The Company will distribute to holders of Common Stock on the Record Date (the "Eligible Rights Holders") Rights to purchase an aggregate of up to 15,625,000 shares of Common Stock; provided, that the term "Eligible Rights Holders" shall not include the stockholders of the Company listed on Exhibit A who have agreed not to participate in the Rights Offering. Each Eligible Rights Holder will receive one Right per share of Common Stock held on the Record Date. One Right and payment in full of the subscription price of $0.64 per share (the "Subscription Price") are required to subscribe for            of a share of Common Stock. Rights will be evidenced by non-transferable subscription certificates in registered form (as attached hereto as Exhibit B, the "Rights Certificates"). Each Eligible Rights Holder who exercises the right to subscribe for all shares that can be subscribed for pursuant to such holder's Rights Certificate (the "Basic Subscription Right") will have the right to subscribe for additional shares, if any, available as a result of any unexercised Rights (such additional subscription rights being referred to hereafter as the "Over-Subscription Right"). The Rights Offering will be conducted in the manner and upon the terms set forth in the Prospectus, which is incorporated herein by reference and made a part hereof as if set forth in full herein.

  2.
  Appointment of Subscription Agent. Wells Fargo Bank Minnesota, N.A. is hereby appointed as the subscription agent to effect the Rights Offering in accordance with the Prospectus and this Agreement.

  3.
  Material Delivery to Record Stockholders. Upon instruction from the Company, Wells Fargo will mail, or will cause the following materials to be mailed, via First Class Mail, postage prepaid, to the post-reverse split stockholders of record of the Company as of the Record Date:

    •
    a Prospectus;

    •
    a letter from the Company to stockholders of record;

    •
    a return envelope addressed to Wells Fargo;

    •
    a Notice of Guaranteed Delivery in the form attached hereto as Exhibit C;

    •
    a Rights Certificate (including instructions as to the use of the Rights Certificate); and

    •
    such other documents as the Company may provide.

    Prior to mailing, Wells Fargo will print out a sufficient number of blank Rights Certificates that Wells Fargo will prepare and issue in the names of the Eligible Rights Holders for the number of Rights to which they are entitled. Prior to printing, Wells Fargo will send a final draft copy of a sample Rights Certificate to the Company for the Company's final review and approval.

  4.
  Material Delivery to Beneficial Stockholders. Wells Fargo will coordinate the shipment of materials to ADP, through its vendor American Financial Printing. This process includes conducting a broker search, receiving and shipping materials to ADP Reorganization Services and filling requests for materials by non-participating banks, brokers, dealers and other nominees. Wells Fargo will cause the following materials to be delivered to brokers, dealers, banks and other nominee holders of Rights:

  •
  copies of the Prospectus;

  •
  copies of a letter from the Company to brokers, dealers, banks and other nominees;

  •
  return envelopes addressed to Wells Fargo;

  •
  copies of the Notice of Guaranteed Delivery;

  •
  copies of Rights Certificates (including instructions as to the use of the Rights Certificate); and

  •
  such other documents as the Company may provide.

  5.
  Exercise. Rights may be exercised at any time prior to the Expiration Date upon the terms and conditions set forth in the Prospectus and in this Agreement.

  a.
  An Eligible Rights Holder may exercise its Basic Subscription Right and, if desired, its Over-Subscription Right by completing and executing the exercise portion of the Rights Certificate and delivering it to Wells Fargo along with payment of the Subscription Price for the aggregate number of Common Shares subscribed for prior to 5:00 p.m. CDT on the Expiration Date. An Eligible Rights Holder must exercise such holder's Basic Subscription Right in full in order to be eligible to exercise its Over-Subscription Right. If an Eligible Rights Holder exercises its Basic Subscription Right in full, the holder may exercise its Over-Subscription Right for as many shares of Common Stock as such Eligible Rights Holder indicates on its Rights Certificate and for which the holder submits payment of the Subscription Price, subject to the availability of such shares and allocation set forth in Section 5(b). Any fractional share to which persons exercising their Basic Subscription Right would otherwise be entitled pursuant to such allocation shall be rounded down to the next whole share.

    b.
    The Company will issue a maximum of 15,625,000 shares of Common Stock in the Rights Offering. The number of shares of Common Stock available for Over-Subscription Rights will be 15,625,000 minus the number of shares of Common Stock purchased upon exercise of the Basic Subscription Rights. As soon as practicable after the Expiration Date, Wells Fargo shall calculate the total number of shares that are available for the Over-Subscription Right. Upon calculating the number of shares to which each subscriber is entitled pursuant to the Over-Subscription Right and the amount overpaid, if any, by each subscriber, Wells Fargo shall, as soon as practicable, furnish a list of all such information to the Company.

    (i)
    In the event that a sufficient number of shares of Common Stock are available, Wells Fargo shall honor exercises of the Over-Subscription Rights in full.

    (ii)
    If there are not enough shares to satisfy all subscriptions pursuant to the exercise of the Over-Subscription Rights, Wells Fargo shall allocate the available shares among the Eligible Rights Holders that over-subscribed in proportion to the number of shares of Common Stock subscribed for by exercising the Basic Subscription Right. However, if an Eligible Rights Holder's pro rata allocation exceeds the number of shares of Common Stock the Eligible Rights Holder requested, the Eligible Rights Holder will receive only the number of shares of Common Stock the Eligible Rights Holder requested, and the remaining shares from the Eligible Rights Holder's pro rata allocation will be divided among other Eligible Rights holders exercising their Over-Subscription Rights that have subscribed for additional shares of Common Stock in proportion to the number of shares subscribed for by that group of over-subscribing Eligible Rights Holders through the Over-Subscription Right.

    (iii)
    Any fractional share to which persons exercising their Over-Subscription Right would otherwise be entitled pursuant to such allocation shall be rounded down to the next whole share.

    c.
    If an Eligible Rights Holder does not specify the number of Rights being exercised on the Rights Certificate, or if payment is not sufficient to pay the total purchase price for all of the shares of Common Stock that the Eligible Rights Holder indicated that the holder wished to purchase, such holder will be deemed to have exercised the maximum number of Rights that could be exercised for the amount of the payment received by Wells Fargo. If payment exceeds the total purchase price for all of the Rights shown on the Rights Certificate, payment will be applied, until depleted, to subscribe for shares of Common Stock in the following order:

    (i)
    to subscribe for the number of shares of Common Stock, if any, that the Eligible Rights Holder indicated on the Rights Certificate that such holder wished to purchase through the Basic Subscription Right;

    (ii)
    to subscribe for shares of Common Stock until the Basic Subscription Right has been fully exercised; and

    (iii)
    to subscribe for additional shares of Common Stock pursuant to the Over-Subscription Right, but subject to any applicable pro-ration.

        Any excess payment remaining after the foregoing allocation will be returned to the eligible Rights Holder as soon as practicable by mail, without deduction or interest.

    d.
    Wells Fargo shall accept any subscription if, prior to the Expiration Time, Wells Fargo has received (i) payment of the full Basic Subscription Price for the shares of Common Stock subscribed for and (ii) a properly completed and executed Notice of Guaranteed Delivery by facsimile (telecopy) or otherwise from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, guaranteeing delivery of a properly completed and executed Rights Certificate; provided, however, that Wells Fargo shall not honor a Notice of Guaranteed Delivery unless a properly completed and executed Rights Certificate is received by Wells Fargo by 5:00 p.m. CDT on the third Nasdaq National Market trading day following the date of receipt by Wells Fargo of the Notice of Guaranteed Delivery.

    e.
    The Subscription Price shall be paid in United States dollars, by (i) check or draft drawn on a United States bank, or a postal, telegraphic or express money order payable to Wells Fargo or (ii) by wire transfer of same day funds to an account maintained by Wells Fargo for the purpose of accepting subscriptions, in accordance with the following wire instructions:

        Wells Fargo Bank, MN, N.A.
        161 North Concord Exchange
        South St. Paul, MN 55075
        Attn: Corporate Actions, Rigel Pharmaceuticals, Inc. Rights Offering
        ABA No. 091000019
        Account No. 1067899
        Account Name: "Rigel Pharmaceuticals, Inc. Subscription"

    f.
    Payment will be deemed to have been received by Wells Fargo only upon:

    (i)
    clearance of any uncertified check;

    (ii)
    receipt by Wells Fargo of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order;

    (iii)
    receipt by Wells Fargo of collected funds transferred by wire transfer in Wells Fargo's account designated above; or

    (iv)
    receipt of funds by Wells Fargo through an alternative payment method approved by the Company.

    g.
    Once an Eligible Rights Holder has exercised Rights, such exercise may not be revoked or rescinded.

  6.
  Subdivision of Rights. Until 5:00 p.m. CDT on the fifth business day prior to the Expiration Date, if an Eligible Rights Holder exercises fewer than all of the Rights evidenced by the Eligible Rights Holder's Rights Certificate and requests in writing that Wells Fargo issue a Rights Certificate evidencing the unexercised Rights, Wells Fargo shall immediately issue to such holder a new Rights Certificate evidencing the unexercised Rights and deliver it to the Eligible Rights Holder at the address shown on such Rights Certificate.

  7.
  Defective Exercise of Rights Lost Subscription Certificates. The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, Wells Fargo shall not be under any duty to give notification to holders of Rights Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. Wells Fargo shall, as soon as practicable, return to holders of the Rights Certificates with defects or irregularities that have not been cured or waived. Wells Fargo shall notify the Company as promptly as possible of any defects or irregularities in subscriptions. If any Rights Certificate is alleged to have been lost, stolen or destroyed, Wells Fargo shall follow the same procedures followed far lost stock certificates representing shares of Common Stock it uses in its capacity as transfer agent for the Common Stock.

  8.
  Receipt and Tracking of Completed Rights Certificates. Wells Fargo will receive completed Rights Certificates, track participating stockholders, retain copies of the returned Rights Certificates and provide them to the Company upon expiration of the Rights Offering.

  9.
  Expiration of the Offering Period. Unless extended by the Company, the Rights Offering will expire at 5:00 p.m. CDT on July 24, 2003. Only record stockholders who return their original, properly executed and completed Rights Certificates or properly executed and completed Notice of Guaranteed Delivery and the necessary purchase money, to Wells Fargo by that time will be eligible for participation in the Rights Offering.

  10.
  Payments Received. It is understood and agreed that the purchase money, assets or property (the "Property") to be deposited with or received by Wells Fargo from the stockholders, in its capacity as subscription agent, constitute a special, segregated account, held solely for the benefit of the Company and participating stockholders as their interests may appear.

  11.
  Depository Trust Company and Guaranteed Delivery Period. Wells Fargo will accept and receive funds through the Depository Trust Company for the participating beneficial stockholders, once the Guaranteed Delivery period expires. Pursuant to the Notice of Guaranteed Delivery provided to ADP, and non participating banks and brokers, the Guaranteed Delivery period expires at 5:00 p.m. CDT on the third Nasdaq National Market trading day after the Expiration Date; provided, however, that the Notice of Guaranteed Delivery must have been delivered by the Expiration Date.

  12.
  Reporting of Subscriptions and Payments. During the period beginning on the fifth day after the mailing of the Rights Certificates to the Eligible Rights Holders and ending on the Expiration Date, Wells Fargo shall deliver daily to the Company a written report showing (i) (a) the number of Rights exercised on such day pursuant to the Basic Subscription Right, (b) the number of Rights exercised on such day pursuant to the Over-Subscription Right, (c) the aggregate number of Rights exercised through such date pursuant to the Basic Subscription Right and (d) the aggregate number of Rights exercised through such date pursuant to the Over-Subscription Right; and (ii) (a) the amount of funds received on such day in payment of the Subscription Price for shares of Common Stock purchased pursuant to exercises of the Basic Subscription Right on such day, (b) the amount of funds received on such day in payment of the Subscription Price for shares of Common Stock purchased pursuant to exercises of the Over-Subscription Right on such day, (c) the aggregate amount of funds transferred to the Company, on deposit or invested for the account of the Company from payment of the Subscription Price for shares of Common Stock purchased pursuant to exercises of the Basic Subscription Right through such date and (d) the aggregate amount of funds transferred to the Company, on deposit or invested for the account of the Company from payment of the Subscription Price for shares of Common Stock purchased pursuant to exercises of the Over-Subscription Right through such date. Wells Fargo shall also report in the same manner on the number of Rights subscribed through brokers, dealers, banks or other nominee holders. At or before 5:00 p.m. CDT on the first Nasdaq National Market trading day following the Expiration Date Wells Fargo shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) and (ii) above. At or before 10:00 a.m. CDT on the fifth Nasdaq National Market trading day following the Expiration Date, Wells Fargo will execute and deliver to the Company a certificate setting forth the number of Rights exercised pursuant to a Notice of Guaranteed Delivery and as to which Rights Certificates have been timely received. Wells Fargo shall also maintain and update a listing of holders who have fully or partially exercised their Rights and holders who have not exercised their Rights. Wells Fargo shall provide the Company or its designees with such information compiled by Wells Fargo pursuant to this Section 12 as any of them shall request.

  13.
  Final Issuance Instructions. The Company, after reviewing the reports provided by Wells Fargo with respect to the exercise of Rights and the allocation of shares of Common Stock in connection with the Over-Subscription Right, will provide Wells Fargo with final issuance instructions (the "Final Issuance Instructions") detailing the number of shares of Common Stock for issuance to the participating stockholders. The Final Issuance Instructions must come in a form reasonably acceptable to Wells Fargo, and include the stockholders' registered names (based on the information provided by Wells Fargo), and the number of shares of Common Stock for issuance to each.

  14.
  Necessary Documents. Prior to the issuance of any shares of Common Stock, the Company will provide Wells Fargo with copies of the Final Issuance Instructions, a Secretary's Certified Board Resolution approving the appointment of Wells Fargo as the subscription agent, and approving the issuance of the shares of Common Stock, as well as a legal opinion addressing the issuance of the shares of Common Stock.

  15.
  Issuance of Common Stock. Wells Fargo, as transfer agent and registrar for the shares of Common Stock, shall promptly issue and deliver to each Eligible Rights Holder exercising Rights a stock certificate evidencing the aggregate of the number of shares of Common Stock purchased by exercise of the Basic Subscription Right and, if applicable, the Over-Subscription Right for which the Subscription Price had been paid in full. If a lesser number of shares is allotted to a subscriber under the Over-Subscription Right than the subscriber has tendered payment for, Wells Fargo shall remit the difference to the subscriber without interest or deduction at the same time as certificates representing the securities allotted pursuant to the Over-Subscription Right are mailed.

  16.
  Issuance of Restricted Securities. The Company is solely responsible for notifying Wells Fargo of the issuance of restricted shares and the restrictive legends required for any stock certificates issued to restricted stockholders.

  17.
  Final Disposition of Property. Upon receipt of the Final Issuance Instructions, Wells Fargo will turn over to the Company the Property collected as payment from the participating stockholders and proceed with the issuance of the shares of Common Stock.

  18.
  Advice of Counsel. Wells Fargo may, when Wells Fargo deems it desirable and after prior consultation with the Company, seek advice of Wells Fargo's own counsel in connection with Wells Fargo's services as subscription agent hereunder, and Wells Fargo shall be entitled in good faith to rely upon any such advice received in writing, and may provide a copy of any such written advice to the Company, unless providing such written advice could constitute a waiver of Wells Fargo's rights under the doctrine of attorney client privilege.

  19.
  Fees and Expenses. For services rendered hereunder, the Company will pay or cause to be paid to Wells Fargo fees as set forth in Exhibit D attached hereto, which shall be payable upon Wells Fargo's invoice to the Company. All reasonable out-of-pocket costs, including but not limited to postage, will be reimbursed to Wells Fargo by the Company. The Company shall pay for any legal services rendered by its counsel but shall not be liable for the fees and expenses of any additional counsel retained by Wells Fargo unless the Company agrees, in advance, to reimburse Wells Fargo for such costs. The fees as set forth on Exhibit D in no way supercede other fee schedules currently agreed upon between the Company and Wells Fargo.

  20.
  Authorized Company Representatives. Each of the following is authorized to give Wells Fargo any further instructions in connection with Wells Fargo acting as subscription agent:

      James H. Welch, Vice President, Chief Financial Officer and Secretary
      Dolly Vance, General Counsel and Vice President of Intellectual Property

  21.
  Reliance upon Certificates, etc. Wells Fargo shall be protected in acting upon any certificate, statement, request, consent, agreement, or other instrument whatsoever furnished to Wells Fargo by an Authorized Representative of the Company, not only as to its due execution and validity and the effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained, which Wells Fargo shall in good faith believe to be genuine or to have been signed or presented by a proper person or persons.

  22.
  Indemnification. The Company will indemnify, protect and hold Wells Fargo harmless from any and all liability incurred by Wells Fargo, except any liability arising out of Wells Fargo's negligence or bad faith or intentional wrongdoing on its part, as a result of any act, omission, delay or refusal made by Wells Fargo in acting as subscription agent, in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instructions or other instrument or document believed by Wells Fargo in good faith to be valid, genuine and sufficient; and Wells Fargo shall not be liable to the Company for any matter in acting as subscription agent except in the event of Wells Fargo's own default, neglect, bad faith or intentional wrongdoing. Wells Fargo shall be under no obligation to institute or defend any action, suit, or legal proceeding in connection herewith or to take any other action likely to involve Wells Fargo in expense, unless first indemnified to Wells Fargo's reasonable satisfaction.

  23.
  Amendments, etc. No provision of this Agreement may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the provision which is the subject of such change, waiver, discharge or termination is sought.

  24.
  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

  25.
  Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware.

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RIGEL PHARMACEUTICALS, INC.

By

Title

Date

The foregoing agreement is hereby accepted as of the date thereof:

WELLS FARGO BANK MINNESOTA, N.A.

By

John D. Baker Assistant Vice President

Date

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  Form of Subscription Agent Agreement Roles and Responsibilities of Rigel Pharmaceuticals, Inc. and Wells Fargo Bank Minnesota, N.A.